MONTEAGLE FUNDS

SECOND AMENDMENT

TO THE CUSTODY AGREEMENT

THIS AMENDMENT, dated as of the 17th day of April, 2019 to the Custody Agreement, dated as of May 1, 2009 (the "Agreement"), is entered into by and between MONTEAGLE FUNDS, a Delaware business trust (the "Trust"), and THE HUNTINGTON NATIONAL BANK, a national banking association having is principal office at 41 South High Street, Columbus, Ohio 43215 (the "Custodian" or "Bank").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to modify the Appendix B to the Agreement to add two (2) Funds known as the Monteagle Opportunity Equity Fund and the Smart Diversification Fund;

WHEREAS, the parties further desire to modify Paragraph VIII (H) to permit the payment of the funds custody fees and expenses by the Advisor through its management services agreement or through an Operating Services Agreement, as appropriate; and

WHEREAS, the Agreement allows for an amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Paragraph VIII.(H) of the Agreement is hereby superseded and replaced with the following paragraph.

VIII. H. Compensation of Custodian. The Custodian shall be entitled to receive and the Trust, or the Adviser, agrees to pay to the Custodian, such compensation as shall be determined pursuant to Appendix E attached hereto, or as shall be determined pursuant to amendments to Appendix E as approved by the Custodian and the Trust. The Custodian shall be entitled to charge against any money held by it for the accounts of the Fund the amount of any loss, damage, liability or expense, including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement as determined by agreement of the Custodian and the Trust or by the final order of any court or arbitrator having jurisdiction and as to which all rights of appeal shall have expired. The expenses which the Custodian may charge against the account of a Fund include, but are not limited to, the expenses of agents or Sub-Custodians incurred in settling transactions involving the purchase and sale of Securities of the Fund.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MONTEAGLE FUNDS

THE HUNTINGTON NATIONAL BANK

By: /s/ Paul B. Ordonio

By: /s/ Kevin Speert

Paul B. Ordonio, President

Kevin Speert, Vice President

Dated:

April 17, 2019

Dated: April 17, 2019

As filed with the Securities and Exchange Commission on May 3, 2019

Securities Act File No. 333-230190

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.

[   ]

Post-Effective Amendment No. 1

[X]

Monteagle Funds

(Exact Name of Registrant as Specified in Charter)

2506 Winford Avenue

Nashville, TN  37211

(Address of Registrant’s Principal Executive Offices)

(888) 263-5593

(Registrant’s Telephone Number, including Area Code)

The Corporation Trust Company

Corporation Trust Center, 1209 Orange Street

Wilmington, DE 19801

(Name and Address of Agent for Service)

With copies to:

Paul B. Ordonio, President Monteagle Funds 2506 Winford Avenue Nashville, TN 37211	C. Richard Ropka, Esq. Law Office of C. Richard Ropka, LLC 215 Fries Mill Road Turnersville, NJ 08012

EXPLANATORY NOTE

The Joint Prospectus/Proxy Statement of Additional Information, each in the form filed on April 29, 2019 pursuant to Rule 497 of the General Rules and Regulations under the Securities Act of 1933, as amended (File No. 333-230190), are incorporated herein by reference.

This amendment is being filed in order to file, as Exhibit 9(c) to this Registration Statement, the Second Amendment to the Custody Agreement dated April 17, 2019 between Registrant and Huntington National Bank.

PART C

OTHER INFORMATION

OTHER INFORMATION

ITEM 15. INDEMNIFICATION.

Section 10.02 of Registrant's Trust Instrument (Item 28(a) above) provides certain rights of indemnification and advancement of defense expenses to the Registrant’s trustees and officers under the circumstances specified in that section, subject to specified exceptions. That section of the Trust Instrument is incorporated herein by reference from Item 24(b)(1) in Registrant’s Registration Statement on Form N-1A filed December 4, 1997, and this statement of general effect is qualified in its entirety by such reference.

Sections 11 and 12 of the Distribution Agreement (Item 28(e) above) between Registrant and its principal underwriter also provide certain limitations of liability and rights of indemnification to the principal underwriter and certain of its personnel when performing services for Registrant, under the circumstances specified in those sections. Those sections of the Distribution Agreement are incorporated herein by reference from Item 23(e) in Registrant’s Registration Statement on Form N-1A filed on June 5, 2009, and this statement of general effect is qualified in its entirety by such reference.

In addition, Registrant has purchased an insurance policy insuring its officers and trustees against certain liabilities incurred in their official capacities, and certain costs of defending claims against the same, under specified circumstances. The insurance policy also insures Registrant against the cost of indemnification payments to trustees and officers under specified circumstances. Registrant and its officers are also covered under a fidelity bond acquired by Registrant pursuant to Rule 17j-1.

ITEM 16. EXHIBITS.

(1)

Charter Document.

(a)

Trust Instrument of the Registrant dated November 25, 1997 incorporated herein by reference to Item 24(b)(1) in Registrant’s Registration Statement on Form N-1A filed December 4, 1997.

(b)

Amendment No. 1, dated February 14, 2006, to the Trust Instrument of the Registrant incorporated herein by reference to Registrant’s Registration Statement on Form N-1A filed July 11, 2006.

(c)

Certificate of Amendment, dated December 28, 2007, to the Trust Instrument of the Registrant incorporated by reference to Registrant’s Registration Statement on Form N-1A filed on January 8, 2008.

(d)

Certificate of Amendment, dated August 6, 2009, to the Trust Instrument of the Registrant incorporated herein by reference to Registrant’s Registration Statement on Form N-1A filed on August 10, 2009.

(e)

Certificate of Amendment to the Certificate of Trust of the Registrant dated September 13, 2013 and filed with the Delaware Secretary of State on September 16, 2013 incorporated herein by reference to Registrant’s Registration Statement on Form N-1A filed on September 17, 2013.

(2)

By-laws. None.

(3)

Voting Trust Agreements. None

(4)

Agreement of Reorganization. Form of Agreement and Plan of Reorganization is incorporated herein by reference to Appendix A in Registrant’s Registration Statement on Form N-14 filed on April 25, 2019.

(5)

Instruments Defining Rights of Security Holders. The following provisions from the Trust’s Trust Instrument (referenced in Item 28(1) above) define the rights of holders of Trust Shares: Articles II, V, VII and IX, and Sections 10.03, 12.04, 12.05, 12.08 and 12.14.

(6)

Investment Advisory Contracts.

(a)

Management Agreement dated May 1, 2009, by and between Registrant and Nashville Capital Corporation incorporated herein by reference to Item 23(d)(1) in Registrant’s Registration Statement on Form N-1A filed on June 5, 2009.

(b)

First Amendment to Monteagle Funds Management Agreement, dated September 17, 2013, between Registrant and Nashville Capital Corporation incorporated herein by reference to Item 23 (d)(1)(i) in Registrant’s Registration Statement on Form N-1A filed on September 17, 2013.

(c)

Management Agreement dated May 2, 2017, by and between Registrant and Nashville Capital Corporation incorporated herein by reference to Item 23(d)(1)(ii) in Registrant’s Registration statement on Form N-1A filed on December 22, 2017.

(d)

Management Agreement dated March 1, 2019 by and between Registrant and Nashville Capital Corporation to with respect to the Monteagle Opportunity Equity Fund incorporated herein by reference to Item 16(6)(d) in Registrant’s Registration Statement on Form N-14 filed on March 11, 2019.

(e)

Management Agreement dated April 15, 2019 by and between Registrant and Nashville Capital Corporation to with respect to the Smart Diversification Fund incorporated herein by reference to Item 28(d)(1)(iv) in Registrant’s Registration Statement on Form N-1A filed on April 22, 2019.

(f)

Sub-Advisory Agreement, dated July 1, 2010, by and among Registrant, Nashville Capital Corporation and Garcia Hamilton & Associates, L.P. (formerly known as Davis Hamilton Jackson & Associates, L.P.), with respect to the Quality Growth Fund incorporated herein by reference to Item 28(d)(3) in Registrant’s Registration Statement on Form N-1A filed on December 28, 2010.

(g)

Sub-Advisory Agreement, dated September 1, 2017, by and among Registrant, Nashville Capital Corporation and Howe and Rusling, Inc., with respect to the Quality Growth Fund incorporated herein by reference to Item 23(d)(2)(i) in Registrant’s Registration statement on Form N-1A filed on December 22, 2017.

(h)

Sub-Advisory Agreement, dated September 23, 2005, between Registrant, Nashville Capital Corporation and Howe and Rusling, Inc., with respect to the Monteagle Fixed Income Fund incorporated herein by reference to Item 23(d)(3) in Registrant’s Registration Statement on Form N-1A filed on December 21, 2006.

(i)

Sub-Advisory Agreement, dated May 2, 2017, between Registrant, Nashville Capital Corporation and Howe and Rusling, Inc., with respect to the Monteagle Fixed Income Fund incorporated herein by reference to Item 23(d)(3)(i) in Registrant’s Registration statement on Form N-1A filed on December 22, 2017.

(j)

Sub-Advisory Agreement, dated July 14, 2006, between Registrant, Nashville Capital Corporation and Robinson Investment Group, Inc., with respect to the Monteagle Value Fund incorporated herein by reference to Item 23(d)(6) in Registrant’s Registration Statement on Form N-1A filed July 11, 2006.

(k)

First Amendment to Monteagle Funds Sub-Advisory Agreement, dated February 9, 2012, between Registrant, Nashville Capital Corporation and Robinson Investment Group, Inc., with respect to the Monteagle Value Fund incorporated herein by reference to Item 28(d)(4)(i) in Registrant’s Registration Statement on Form N-1A filed December 28, 2012.

(l)

Sub-Advisory Agreement, dated May 2, 2017, between Registrant, Nashville Capital Corporation and Robinson Investment Group, Inc., with respect to the Monteagle Value Fund incorporated herein by reference to Item 28(d)(4)(ii) in Registrant’s Registration statement on Form N-1A filed on December 22, 2017.

(m)

Sub-Advisory Agreement, dated March 31, 2008, between Registrant, Nashville Capital Corporation and T.H. Fitzgerald & Company, with respect to the Monteagle Informed Investor Growth Fund incorporated herein by reference to Item 23(d)(6) in Registrant’s Registration Statement on Form N-1A filed January 8, 2008.

(n)

First Amendment to Monteagle Funds Sub-Advisory Agreement, dated February 9, 2012, between Registrant, Nashville Capital Corporation and T.H. Fitzgerald & Company, with respect to the Monteagle Informed Investor Growth Fund incorporated herein by reference to Item 28(d)(5)(i) in Registrant’s Registration Statement on Form N-1A filed December 28, 2012.

(o)

Sub-Advisory Agreement, dated May 2, 2017, between Registrant, Nashville Capital Corporation and T.H. Fitzgerald & Company, with respect to the Monteagle Informed Investor Growth Fund incorporated herein by reference to Item 28(d)(5)(ii) in Registrant’s Registration statement on Form N-1A filed on December 22, 2017.

(p)

Sub-Advisory Agreement, dated May 1, 2009, between Registrant, Nashville Capital Corporation and Parkway Advisors, LP, with respect to the Monteagle Select Value Fund incorporated herein by reference to Item 23(d)(8) in Registrant’s Registration Statement on Form N-1A filed on June 5, 2009.

(q)

Sub-Advisory Agreement, dated May 2, 2017, between Registrant, Nashville Capital Corporation and Parkway Advisors, LP, with respect to the Monteagle Select Value Fund incorporated herein by reference to Item 28(d)(6)(i) in Registrant’s Registration statement on Form N-1A filed on December 22, 2017.

(r)

Sub-Advisory Agreement, dated September 17, 2013, between Registrant, Nashville Capital Corporation and J. Team Financial, Inc. d/b/a Team Financial Strategies, with respect to The Texas Fund incorporated herein by reference to Item 23(d)(7) in Registrant’s Registration Statement on Form N-1A filed on September 17, 2013.

(s)

Sub-Advisory Agreement, dated September 17, 2013, between Registrant, Nashville Capital Corporation and J. Team

Financial, Inc. d/b/a Team Financial Strategies, with respect to The Texas Fund incorporated herein by reference to Item 28(d)(7)(i) in Registrant’s Registration statement on Form N-1A filed on December 22, 2017.

(t)

Sub-Advisory Agreement, dated March 1, 2019, between Registrant, Nashville Capital Corporation and G.W. Henssler & Associates, Ltd., with respect to the Monteagle Opportunity Equity Fund incorporated herein by reference to Item 6(s) in Registrant’s Form N-14 filed on March 11, 2019.

(u)

Sub-Advisory Agreement, dated April 15, 2019, between Registrant, Nashville Capital Corporation and Luken Investment Analytics, LLC, with respect to the Smart Diversification Fund incorporated herein by reference to Item 23(d)(9) in Registrant’s Registration Statement on Form N-1A filed on April 22, 2019.

(7)

Underwriting Contracts.

(a)

Distribution Agreement dated December 1, 2016, between Registrant and Arbor Court Capital, LLC incorporated herein by reference to Item 28(e)(1) in Registrant’s Registration Statement on Form N-1A filed on December 21, 2016.

(b)

First Amendment to Distribution Agreement, dated March 1, 2019 between Registrant and Arbor Court Capital, LLC is incorporated herein by reference to Item 7(b) in Registrant’s Registration Statement on Form N-14 filed on March 11, 2019.

(c)

Form of Selling Group Agreement between Arbor Court Capital, LLC and dealers incorporated herein by reference to Item 28(e)(2) in Registrant’s Registration Statement on Form N-1A filed on December 21, 2016.

(8) Bonus or Profit-Sharing Contracts. None.

(9) Custodial Agreement.

(a)

Custody Agreement dated May 1, 2009, between Registrant and Huntington National Bank incorporated herein by reference to Item 23(g) in Registrant’s Registration Statement on Form N-1A filed on November 9, 2009.

(b)

First Amendment to the Custody Agreement dated March 1, 2019 between Registrant and Huntington National Bank is incorporated herein by reference to Item 9(b) in Registrant’s Registration Statement on Form N-14 filed on March 11, 2019.

(c)

Second Amendment to the Custody Agreement dated April 17, 2019 between Registrant and Huntington National Bank is filed herewith.

(10) Rule 12b-1 Plans and Rule 18f-3 Plans.

(a)

Rule 18f-3 Plan incorporated herein by reference to Item 23(n) in Registrant’s Registration Statement on Form N-1A filed on September 17, 2013.

(b)

Rule 18f-3 Plan with respect to the Monteagle Opportunity Equity Fund is incorporated herein by reference to Item 10(b) in Registrant’s Form N-14 filed on March 11, 2019.

(11)

Opinion and Consent of Counsel. Opinion and Consent of Counsel is incorporated herein by reference to Item 11 in Registrant’s Registration Statement on Form N-14 filed on April 25, 2019.

(12)

Opinion and Consent of Counsel regarding tax matters. Form of Opinion is incorporated herein by reference to Item 12 in Registrant’s Form N-14 filed on March 11, 2019.

(13)

Other Material Contracts.

(a)

Transfer Agent Agreement, dated December 1, 2016, between Registrant and Mutual Shareholder Services, LLC incorporated herein by reference to Item 28(h)(1) in Registrant’s Registration Statement on Form N-1A filed on December 21, 2016.

(b)

Accounting Services Agreement, dated December 1, 2016, between Registrant and Mutual Shareholder Services, LLC incorporated herein by reference to Item 23(h)(2) in Registrant’s Registration Statement on Form N-1A filed on December 21, 2016.

(c)

Operating Services Agreement, dated March 1, 2019, between Registrant and Nashville Capital Corporation with respect to Monteagle Opportunity Equity Fund is incorporated herein by reference to Item 13(c) in Registrant’s Form N-14 filed on March 11, 2019.

(14)

Other Opinions. Consent of Auditors is incorporated herein by reference to Item 14 in Registrant’s Form N-14 filed on April 25, 2019.

(15)

Omitted Financial Statements. None.

(16)

Powers of Attorney. Powers of attorney on behalf of Larry J. Ander, David J. Gruber and Jeffrey W. Wallace is incorporated herein by reference to Item 16 in Registrant’s Form N-14 filed on April 25, 2019.

(17)

Other. None.

ITEM 17. UNDERTAKINGS.

(1)

The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, as amended, the reoffering prospectus will contain the information called for by the applicable registration form for re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)

The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to this registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed on behalf of the Registrant, in the City of Abilene and State of Texas, on the 3rd day of May, 2019.

MONTEAGLE FUNDS

By:	/s/ Paul B. Ordonio
Paul B. Ordonio, President

As required by the Securities Act of 1933, as amended, this Registration Statement has been signed below on by the following persons in the capacities indicated on the 3rd day of May, 2019:

/s/ Paul B. Ordonio	President	05/03/2019
Paul B. Ordonio		Date

/s/ Bob Anastasi	Treasurer	05/03/2019
Bob Anastasi		Date

*	Trustee	05/03/2019
Larry Joe Anderson		Date

*	Trustee	05/03/2019
David. J. Gruber		Date

*	Trustee	05/03/2019
Jeffrey W. Wallace		Date

*By: /s/ Paul B. Ordonio		05/03/2019
Paul B. Ordonio, Attorney-in-Fact		Date

INDEX TO EXHIBITS

Exhibit Number

Description

9(c)

Second Amendment to the Custody Agreement